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                               EXHIBIT 12(a)
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                                          CENTRAL POWER AND LIGHT COMPANY
                                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                           AND PREFERRED STOCK DIVIDENDS
                                             FOR YEAR ENDED DECEMBER 31


                                                         1993        1992        1991        1990        1989
                                                       --------    --------    --------    --------    --------
Operating Income                                       $190,079    $266,665    $249,573    $162,527    $161,695

Adjustments:
  Federal income taxes                                  (19,690)     34,336      44,832      (2,124)    (60,000)
  Provision for deferred federal income taxes (net)      90,682      48,773      36,984     103,490     127,894
  Deferred Investment Tax Credits                        (5,806)     (5,837)     (5,831)     (6,103)     (5,619)
  Other income and deductions                             2,237       1,117         396      (2,641)      4,243
  Allowance for Borrowed and
   equity funds used during construction                  2,618       1,171       2,124       1,057      40,091
  STP carrying costs                                         --          --          --     185,078      84,590
  Mirror CWIP amortization                               75,702      82,527      96,671          --          --
                                                       --------    --------    --------    --------    --------
        Earnings                                       $335,822    $428,752    $424,749    $441,284    $352,894
                                                       ========    ========    ========    ========    ========


Fixed charges and preferred dividend requirements:
  Interest on long-term debt                           $112,940    $125,476    $124,987    $126,584    $129,535
  Amortization of debt issuance cost,
   interest on short-term debt and other                 11,993       7,266       8,697      15,521      12,511
  Preferred dividend requirements                        20,532      21,775      26,601      34,347      35,033
                                                       --------    --------    --------    --------    --------
        Fixed Charges and Preferred Requirements       $145,465    $154,517    $160,285    $176,452    $177,079
                                                       ========    ========    ========    ========    ========


Ratio of Earnings to Combined Fixed Charges
 and Preferred Stock Dividends                             2.31        2.77        2.65        2.50        1.99
                                                       ========    ========    ========    ========    ========


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